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                                                                      Exhibit 11

                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)


                                                    Three Months Ended                      Nine Months Ended

                                                March 25,         March 26,         March 25,          March 26,
                                                  2001              2000              2001               2000
                                                ---------         ---------         ---------          ---------
Net income (loss)                               $ (3,434)          $ 1,103          $ (7,487)          $ (1,921)
                                                ========           =======          ========           ========
Basic:

     Basic weighted average shares
        outstanding                               10,154            10,107            10,130             10,107

     Basic net income (loss) per share          $  (0.34)          $  0.11          $  (0.74)          $  (0.19)
                                                ========           =======          ========           ========

Diluted:

     Diluted weighted average shares
        outstanding                               10,154            10,216            10,130             10,107
                                                ========           =======          ========           ========

     Diluted net income (loss)
        per share                               $  (0.34)          $  0.11          $  (0.74)          $  (0.19)
                                                ========           =======          ========           ========